EXHIBIT 10.4

ADVISORY SERVICES AGREEMENT
THIS ADVISORY SERVICES AGREEMENT is made and entered into as of April 8, 2019 (the “Effective Date”) by and between Facebook, Inc. (“Facebook” or the “Company”) and Chris Cox (“Advisor”).

1.	DEFINITIONS.

1.1
“Affiliate” means an entity which, directly or indirectly, owns or controls, is owned or is controlled by or is under common ownership or control with Facebook. As used herein, “control” means the power to direct the management or affairs of an entity, and “ownership” means the beneficial ownership of 50% or more of the voting equity securities or other equivalent voting interests of the entity.

1.2	“Advisory Services” means those services that are provided by Advisor to Facebook.

1.3
“Confidential Information” includes, without limitation, all technical and non-technical information provided by Facebook to Advisor that is either: (A) designated as confidential by Facebook at the time of disclosure; or (B) should reasonably be considered confidential, given the nature of the information or the circumstances surrounding its disclosure. Notwithstanding the above, all Facebook Data and all technical and non-technical information concerning or related to Facebook’s products, services, online properties (including the discovery, invention, research, improvement, development, marketing or sale thereof), financial data and models, business and marketing plans, and any information related to the foregoing constitutes the Confidential Information and property of Facebook.

1.4
“Deliverables” means any and all results of the Advisory Services, including Intellectual Property in, constituting, derived from, and/or otherwise relating thereto, in any form or medium and regardless of the state of completion, created, conceived, developed, invented, made, originated, authored, discovered, disclosed, reduced to practice, described and/or delivered by Advisor.

1.5
“Facebook Data” means any and all data and information received, stored, collected, derived, generated, or otherwise obtained or accessed by Advisor in connection with this Agreement, performance of the Advisory Services, or if applicable, access to any Facebook Properties, Facebook Sites or Facebook Systems regarding any aspect of Facebook’s business, including all personally identifiable information and all other data or information (which, for the avoidance of doubt, includes all personal data within the meaning of Directive 95/46/EC) provided by or on behalf of any Facebook user, advertiser, business partner or content provider, and other information such as system procedures, employment practices, finances, inventions, business methodologies, trade secrets, copyrightable and patentable subject matter.

1.6
“Facebook Properties” means the online properties, products, services, websites, widgets, applications and pages, including, without limitation, those accessible in whole or in part through any platform, medium or device, whether presently existing or later developed, that are developed in whole or in part by or for Facebook or its Affiliates throughout the world.

1.7	“Facebook Sites” means any Facebook facility or location.

1.8	“Facebook Systems” means Facebook’s systems, networks, databases, computers, telecommunications or other information systems owned, controlled or operated by or on their respective behalf.

1.9
“Intellectual Property” includes, but is not limited to, algorithms, compositions of matter, computer software programs, computer code, object code, source code, concepts, databases, developments, designs, discoveries, ideas, formulas, improvements, inventions, mask works, patents, processes, products, software, trademarks, trade secrets, and works of authorship. Intellectual Property also includes the tangible embodiments (e.g. – drawings, sketches, notes, memoranda, code, photographs, written records) of any intangible items.

1.10
“Security Incident” means any incident that involves or reasonably may involve the unauthorized access, use, disclosure or loss of any Facebook Data, or any other suspected breach or compromise of the security, confidentiality or integrity of any Facebook Data.

2.	ENGAGEMENT OF SERVICES.
2.1 Scope. Advisor will provide strategic advice to Facebook as requested by the Company.
2.2 Performance of Services. The manner and means by which Advisor renders the Advisory Services are in Advisor’s discretion and control. Advisor agrees to utilize Advisor’s expertise and creative talents in performing the Advisory Services.
2.3 Materials. Advisor agrees at his own expense to provide his own facilities, equipment, tools and other materials to use in performing the Advisory Services, with the exception that Facebook will provide Advisor with a Company laptop.
2.4 Term. The time period during which the Advisory Services will be performed shall begin on the Effective Date and will continue in effect until this Agreement is terminated by: (A) either Facebook or Advisor giving written notice of termination to the other (and in the case of Facebook, to the attention of the Chief Executive Officer via email); (B) Advisor entering into a full-time engagement with another entity; or (C) automatically expiring on December 31, 2019.

3.	PAYMENT.
3.1 Fees. Facebook will pay Advisor a fee for services rendered under this Agreement in the amount of $10,000 per month.
3.2 Expenses. Facebook will reimburse Advisor for reasonable expenses incurred by him in performing the Advisory Services, subject to Facebook’s pre-approval and travel policy.

4.	CONFIDENTIALITY
4.1 Disclosures. Advisor will not: (A) use any Confidential Information except for the sole benefit of Facebook and only to the extent necessary to provide the Advisory Services under this Agreement; or (B) disclose any Confidential Information of Facebook to any person or entity, except to any person or entity who is involved in performing this Agreement, have a need to know, and have signed a non-disclosure agreement with terms no less restrictive than those herein.
4.2 Exclusions. Except for Facebook Data, Section 4.1 will not apply to any information that: (A) is rightfully known by Advisor prior to disclosure by Facebook; (B) is rightfully obtained by Advisor from a third party without restrictions on disclosure; (C) is disclosed by Advisor with the prior written approval of Facebook; or (D) to the extent required by law or court order so long as Advisor provides advance notice to Facebook as promptly as possible and cooperates with Facebook’s efforts to obtain a protective order regarding such disclosure.
4.3 Return of Materials. Upon termination of this Agreement Advisor will promptly destroy or (if requested) return Facebook’s Confidential Information and all copies thereof, provided that he may retain a single archival copy of Confidential Information if required to do so under applicable law. In addition, Advisor will return the Company laptop to Facebook.
4.4 Public Communications. Advisor agrees that when publicly speaking or posting during the course of this Agreement, he will make it clear whether he is doing so for himself in his personal capacity or for Facebook in his position as an advisor to the Company. Any public communications on behalf of Facebook will require prior approval from the Vice President of Communications.

5.	SECURITY AND PRIVACY.
5.1 Site and System Access. If Advisor is granted access to any: (A) Facebook Site; or (B) Facebook Systems, then such access is subject to his compliance with all then-current Facebook policies. Any access to any Facebook Sites or Facebook Systems is strictly for the purpose of Advisor’s performance of the Advisory Services.
5.2 Data Security and Privacy. Advisor warrants and represents that: (A) he will establish and maintain administrative, physical and technical safeguards that prevent the unauthorized access, use, storage or disclosure of Facebook Data; (B) he will establish, maintain and comply with an information security program that shall: (i) meet the highest standards of best industry practice to safeguard Facebook Data; (ii) ensure compliance with applicable data security and privacy laws; (iii) protect against the destruction, loss, access, disclosure or alteration of Confidential Information, including Facebook Data, in his possession or to which he may have access; and (iv) include an appropriate network security program (that includes, without limitation, encryption of all sensitive or private data); (C) he will not, directly or indirectly, sell, rent, disclose, distribute, commercially exploit or transfer any Facebook Data or any information that can be used to identify particular individuals to any third party for any purpose whatsoever; (D) he will not collect, access, utilize, process, store, copy, modify, create derivative works of, or disclose any Facebook Data; and (E) he will comply at all times with all Facebook privacy policies, and all applicable foreign and domestic laws, orders and regulations relating to privacy and data protection.
5.3 Notification of Security Breach. Advisor will notify Facebook immediately following the discovery of any Security Incident. Advisor agrees that he will not communicate with any third party, including but not limited to the media, vendors, consumers, and affected individuals regarding any Security Incident without the express written consent and direction of Facebook.

6.	OWNERSHIP.
6.1 Ownership. Advisor agrees to keep complete and accurate records of (such as notebooks, drawings, sketches, program listings, and the like) and disclose and describe in confidence promptly to Facebook and to the fullest extent permitted by law, Facebook shall retain sole and exclusive ownership of all right, title and interest to all Deliverables, Intellectual Property, Facebook Properties, Confidential Information of Facebook (including Facebook Data), Facebook Sites, and Facebook Systems. At no time will Advisor dispute or contest Facebook’s exclusive ownership rights in any of the foregoing.
6.2 Deliverables. All Deliverables and all Intellectual Property in, constituting, derived from, and/or otherwise relating to the Deliverables will be the sole and exclusive property of Facebook and will be deemed to be a “work made for hire” (as defined in Section 101 of Title 17 of the United States Code).
6.3 Assignment. If any Deliverable or Intellectual Property in, constituting, derived from, and/or otherwise relating to a Deliverable is determined not to be “work made for hire,” Advisor irrevocably and exclusively assigns, transfers and conveys to Facebook all right, title and interest (including all Intellectual Property and any and all other proprietary rights therein) in and to the Deliverable and Intellectual Property (without regard to whether any particular Deliverable has been accepted by Facebook) without further consideration. If Advisor has any rights to any Deliverable and/or Intellectual Property or other proprietary rights that cannot be assigned to Facebook, he hereby unconditionally and irrevocably assigns the enforcement of such rights to Facebook and grants Facebook, its Affiliates, subcontractors, agents and assignees, an exclusive (even as to Advisor), irrevocable, perpetual, worldwide, fully paid up, royalty-free license (with the right to sublicense) to such Deliverable and Intellectual Property without further consideration. Advisor will take all steps necessary to assist Facebook in securing any Intellectual Property rights that Advisor assigns or is required to assign to Facebook without further consideration. Advisor irrevocably appoints Facebook as his attorney-in-fact to verify and execute documents and to do all other lawfully permitted acts to effectuate his assignment of the

Deliverables and Intellectual Property in, constituting, derived from, and/or otherwise relating thereto as required by this Section 6.

7.	INDEPENDENT CONTRACTOR RELATIONSHIP.
7.1 Nature of Relationship. Advisor’s relationship with Facebook will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture or employer-employee relationship. Since Advisor will not be an employee of Facebook, Advisor will not be entitled to any of the benefits which the Company may make available to its employees, including but not limited to restricted stock units, workers’ compensation, unemployment, disability or life insurance benefits. Advisor is not an agent of Facebook and is not granted any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of Facebook, or to bind Facebook to any agreement, contract or arrangement of any nature, except as expressly provided herein. Advisor shall be solely and entirely responsible for his acts during the performance of the Advisory Services.
7.2 Advisor Responsible for Taxes and Records. Advisor will be solely responsible for all tax returns and payments required to be filed with or made to any tax authority with respect to Advisor’s performance of the Advisory Services and receipt of fees under this Agreement. Advisor will be solely responsible for and must maintain adequate records of expenses incurred in the course of performing the Advisory Services under this Agreement. No part of Advisor’s compensation will be subject to withholding by Facebook for the payment of any social security, federal, state or any other employee payroll taxes. Facebook will report amounts paid to Advisor by filing Form 1099-MISC with the Internal Revenue Service as required by law.

8.	GENERAL PROVISIONS.
8.1 Assignment. Neither party may assign this Agreement without the prior written consent of the other party and any attempt to do so will be null and void.
8.2 Governing Law. This Agreement will be governed and construed under the laws of the State of California without regard to conflicts of law provisions. Any suit or proceeding arising out of or relating to this Agreement will be brought in the federal or state courts, as applicable, in San Mateo County, California, and each party irrevocably submits to the jurisdiction and venue of such courts.
8.3 Compliance with Laws. Advisor’s performance under this Agreement is and will be in compliance with all applicable international, federal, state, county, local laws, Executive Orders, and government rules and regulations. Advisor will comply with: (A) all provisions of applicable laws and government regulations pertaining to the privacy and security of Facebook Data and Confidential Information, including but not limited to, California employee data privacy laws and EU data protection law (including GDPR) and the regulations and national laws promulgated thereunder; and (B) all Facebook policies.
8.4 Entire Agreement. This Agreement is the entire agreement of the parties and supersedes all previous or contemporaneous agreements between the parties relating to its subject matter. This Agreement may only be modified by an amendment signed by the parties.
8.5 Waiver and Severability. No provision of this Agreement will be waived by any act, omission or knowledge of a party or its agents or employees except specifically in a writing signed by the waiving party. If any provision is deemed by a court unenforceable or invalid, that provision will be stricken or modified and the remainder of this Agreement will be in full force and effect.
8.6 Counterparts. This Agreement may be executed in counterparts including PDF and other electronic copies, each of which will be deemed an original and together will constitute the same instrument.
WITH INTENT TO BE BOUND, Advisor and Facebook, by signature of their authorized representatives, have executed this Agreement as of the Effective Date.

Accepted and agreed to by:

ADVISOR Signature: /s/ Chris Cox Print Name: Chris Cox	FACEBOOK, INC. Signature: /s/ Lori Goler Print Name: Lori Goler Title: VP, HR - Facebook